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Borland Acquires Assets of BoldSoft MDE Aktiebolag in All-Cash Transaction

Acquisition Expands Borland’s Presence in Design-Driven Development

SCOTTS VALLEY, Calif. — October 7, 2002 — Borland Software Corporation (Nasdaq NM: BORL) announced today that on October 4, 2002 it acquired assets of privately-held BoldSoft MDE Aktiebolag, a leading provider of next-generation, design-driven technology used to accelerate the software development process and improve collaboration across the enterprise. With this move, Borland is advancing design-driven development for the Microsoft .NET framework and strongly positioning Borland as the only independent path to ..NET. Financial terms of the transaction were not disclosed. Borland management does not expect this acquisition to have a material impact on revenues or net income for 2002. The market for application design-driven development is expected to reach $1.1 billion by 2006 according to industry analyst research firm IDC.

Headquartered in Stockholm, Sweden, BoldSoft is a pioneer in design-driven development technologies. It offers Bold®, a suite of products that enables customers to quickly develop high-quality applications for Internet, mobile, and enterprise network environments with lower development and maintenance costs.

BoldSoft was founded in 1997 and has been a Borland partner since that time. Additionally, its products are currently incorporated into Borland Delphi™7 Studio and Borland® Enterprise Studio for Windows®. Five members of the Bold R&D team will be integrated into the Rapid Application Development (RAD) Solutions group with a satellite office in the Swedish office of Borland.

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“This acquisition affirms Borland’s commitment to enhance its leadership position in application development lifecycle management,” said Frank Slootman, senior vice president of products at Borland. “By providing design-driven development technology, Borland offers enterprises a seamless and concise path for managing the software supply chain, reducing costs, and accelerating time to market.”

Specifically, BoldSoft’s Bold technology effectively maps the entire business model to a relational database and intuitively links modeling to the applications design environment to reduce total cost of ownership, speed time to market and maintain design integrity throughout the development process.

“Borland is a market leader in software development, and it is an exciting time to join forces with a company that shares our commitment to development-centric solutions,” said Henrik Jondell, chief executive officer of BoldSoft. “This acquisition will ensure tight integration between Borland and BoldSoft solutions and enable Borland to close the gaps in the design and deployment process and accelerate the application development lifecycle.”

About BoldSoft

BoldSoft is a leading vendor of design-driven software application development technologies. The company’s products and services enable customers to shorten development time, reduce maintenance, and build robust, high-quality systems at controlled costs. Based in Stockholm, Sweden, BoldSoft is an OMG member and a partner to Rational and Borland. To learn more, visit BoldSoft at http://www.boldsoft.com.

About Borland

Borland Software Corporation is a leading provider of technology used to develop, deploy, integrate, and manage software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com, or call Borland at (800) 632-2864.

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Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, the effect of the acquisition of BoldSoft assets on Borland’s future results, customer base and R&D capabilities, Borland’s ability to successfully integrate BoldSoft assets, Borland’s future financial performance, capital expenditures, revenues, acquisitions, earnings, costs, product development plans, global expansion plans, estimated size of potential customer markets, demand for Borland’s products, the projected acceptance by existing or potential customers of new technologies and the potential features of, or benefits to be derived from, the products developed, marketed or sold by Borland, market and technological trends in the software industry and various economic and business trends. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially. Factors that could cause actual events or results to differ materially include, among others, the following: general economic factors and capital market conditions, general industry trends, the potential effects on Borland of competition in computer software product and services markets, growth rates in the software and professional services markets that Borland participates in, rapid technological change that can adversely affect the demand for Borland’s products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by Borland, delays in scheduled product availability dates, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, the ability to successfully integrate acquisitions, Borland’s ability to protect its intellectual property rights, the dependence of certain of Borland’s business units on licenses from third parties, Borland’s ability to attract and retain qualified personnel, Borland’s ability to contain costs and unanticipated impact of economic and financial conditions in the United States and around the world resulting from geopolitical instabilities and the U.S. war against terrorism. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest Annual Report on Form 10-K and its latest Quarterly Report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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